An Affirmative Action Equal Opportunity Employer Baker Tilly Virchow Krause, LLP 20 Stanwix St, Ste 800 Pittsburgh, PA 15222-4808 tel 412 697 6400 tel 800 267 9405 fax 888 264 9617 bakertilly.com April 13, 2016 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 4.01 of Form 8-K, dated on or about April 13, 2016, of Unique Fabricating, Inc. and agree with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein. Very truly yours,